As filed with the Securities and Exchange Commission on December 23, 1996
                                                           Registration No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                                RSI SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

            Minnesota                                     41-176721
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)



                              7400 Metro Boulevard
                          Minneapolis, Minnesota 55439
                                 (612) 896-3020

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                                   Copies to:

       Donald C. Lies                            Robert R. Ribeiro, Esq.
   Chief Executive Officer              Popham, Haik, Schnobrich & Kaufman, Ltd.
      RSI Systems, Inc.                         3300 Piper Jaffray Tower
    7400 Metro Boulevard                         222 South Ninth Street
Minneapolis, Minnesota  55439                 Minneapolis, Minnesota 55402
       (612) 896-3020                                (612) 334-8025


            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          ----------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                     Proposed             Proposed
       Title of Each               Amount             Maximum              Maximum            Amount of
     Class of Securities            to be          Offering Price         Aggregate         Registration
      to be Registered            Registered        Per Share*         Offering Price*           Fee
--------------------------------------------------------------------------------------------------------
        Common Stock
      ($.01 par value)            1,500,000           $1.75               $2,625,000             $905
========================================================================================================

* Estimated solely for purposes of computing the registration fee and based upon the average of the high and low sales prices for such Common Stock on December 19, 1996, as reported on the Nasdaq Small Cap market system.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 Subject to Completion: dated December 23, 1996

PROSPECTUS
                                RSI SYSTEMS, INC.


                                1,500,000 SHARES
                                       OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)


         This Prospectus relates to an aggregate of 1,500,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of RSI Systems, Inc., a Minnesota corporation ("RSI" or the "Company"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees. The Shares were purchased by the Selling Shareholders from the Company in September 1996 in a private placement at a price of $3.00 per share.

         Any or all of the Shares may be offered from time to time in transactions on the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

         The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

         The Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq SmallCap Market System under the symbol "RSIS." On December 19, 1996, the last reported sale price of the Common Stock as reported on the Nasdaq SmallCap Market System was $1.75 per share.


            FOR INFORMATION CONCERNING CERTAIN RISKS RELATED TO THIS OFFERING, SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                The date of this Prospectus is ___________, 1996.



                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of the web site is http://www.sec.gov. In addition, the Common Stock of the Company is quoted on the Nasdaq SmallCap Market System, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, 1735 K. Street N.W., Washington, D.C. 20006. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

         (a)      the Annual Report on Form 10-KSB for the year ended June 30,
                  1996;

         (b) the Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996;

         (c) the description of RSI's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Mr. Donald C. Lies, RSI Systems, Inc., 7400 Metro Blvd., Suite 475, Minneapolis, Minnesota 55439, telephone number (612) 896-3020.


                                  RISK FACTORS

         The following risk factors should be considered carefully in addition to the other information contained in or incorporated by reference into this Prospectus before purchasing the Common Stock offered hereby. This Prospectus, including the information incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent the Company's expectations or beliefs concerning future events, including the following: any statements regarding future sales and gross profit percentages, any statements regarding the continuation of historical trends, any statements regarding the sufficiency of the Company's cash balances and cash generated from operating and financing activities for the Company's future liquidity and capital resource needs. The Company cautions that these statements are further qualified by important factors that could cause actual results to differ materially from those projected in the forward-looking statements as a result, in part, of the risk factors set forth below. In connection with the forward-looking statements which appear in this Prospectus, including the information incorporated herein by reference, prospective purchasers of RSI Common Stock offered hereby should carefully review the factors set forth below.

FUTURE CAPITAL NEEDS

         The Company believes that it has sufficient cash balances to cover cash needs until cash generated from sales exceeds operating expenses. The Company, however, has failed to meet its business plan in the past and there can be no assurance that it will meet its current plan. In the event sales do not materialize at the expected rates, management would conserve cash by reducing administrative expenses as well as product development and sales and marketing efforts. The Company's working capital requirements may vary substantially from those planned depending on numerous factors, including a failure to generate significant revenues in fiscal 1997, an unexpected increase in expenses, growth of product sales beyond the Company's current plan and other unplanned events. Required additional capital may be sought from a number of sources and could include sales of additional shares of capital stock or other securities or loans from banks or other sources. Any additional sales of capital stock may be dilutive to holders of the Company's Common Stock. The Company's ability to obtain additional funding will depend substantially on operating results in future periods. The Company will be materially adversely affected if it is not able to achieve positive cash flow or profitability or to obtain any necessary financing on satisfactory terms.

QUOTATION BY NASDAQ

         The Company's Common Stock is currently traded in the national over-the-counter market and quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market System. Nasdaq rules require that companies quoted on the Nasdaq SmallCap Market System have total assets of at least $2,000,000 and capital and surplus of at least $1,000,000. As of September 30, 1996, the Company had total assets of $6,914,000 and capital and surplus of $5,720,000. If the Company's Common Stock is not quoted by Nasdaq in the future, it will be quoted in the local over-the-counter "pink sheets" and may also be reported on the Nasdaq OTC Bulletin Board. However, in such event, the public trading market for the Company's Common Stock could be adversely affected. There can be no assurance that the Company will be able to meet the applicable requirements for maintaining its Nasdaq SmallCap Market quotation in the future.

LIMITED SALES

         To date, the Company has had only limited sales of its Eris System, generating revenues for the year ended June 30, 1996 of $1,626,000. As of September 30, 1996, the Company had an accumulated deficit of $8,605,000. The Company believes that its future success will be dependent on the successful marketing and sale of the Eris System and future generations of the Company's products. There can be no assurance that the Company will generate sufficient sales to achieve positive cash flow or profitable operations in 1997 or thereafter.

SUCCESS DEPENDENT ON MARKET ACCEPTANCE

The Company's ultimate success will be highly dependent on its ability to capitalize on the currently existing market opportunity for desktop conference systems and to successfully market its Eris and Video Flyer Systems. The Company believes that the market leaders of desktop conferencing equipment will be determined during the next several years. To establish its market presence during this period, the Company must convince a significant number of business and individual personal computer users that the Eris System, Video Flyer and other products which may be developed by the Company in the future offer superior features at a reasonable price as compared to desktop conferencing systems which have been or will become available from the Company's many competitors. There can be no assurance that the Company will be able to obtain sufficient acceptance of its products by individual and business computer users sufficient to achieve profitable operations.

COMPETITION

         The desktop conferencing market and other segments of the overall market for videoconferencing equipment are characterized by intense competition. The Company's major competitors in the desktop conferencing market in the United States presently include AT&T Corporation, PictureTel Corporation, Apple Computer, Inc. and Intel Corporation. All offer (or in Apple's case, will soon offer) standards-based systems. These and other companies provide desktop conferencing systems that provide videoconferencing, document collaboration and high-speed data transfer capabilities in various forms. In addition, the Company anticipates that new competitors will attempt to enter the market and that existing or new competitors will develop systems in the future that duplicate or improve on various features of the Company's system, including its cross-platform interoperability. Most of the Company's competitors are well established, better known and significantly larger, with substantially greater technical, manufacturing, marketing and financial resources, than the Company. The greater financial as well as other resources of many of the Company's present and potential competitors may permit such competitors to respond more rapidly than the Company to changes in technology which are expected to occur in the desktop conferencing market. The Company's ultimate ability to compete in the market will depend upon a number of factors, including its success in generating market acceptance of the Eris System and the success of its marketing efforts. The Company intends to compete based upon the quality, reliability and ease of use of its products. The Company also intends to compete on value relative to the features its product offers. However, competitive price reductions may adversely affect the Company's revenues and profitability.

LIMITED HISTORY OF MARKETING, DISTRIBUTION AND SALES

         To date, the Company has sold a limited number of systems. During the first quarter of fiscal year 1997, the Company placed additional emphasis on the continued development of its direct sales force, which included the hiring of experienced sales representatives and the announcement of a new incentive-based compensation plan. The Company also revised its distributor sales program and established what it believes are important relationships with additional distributors, both in the U.S. and abroad. Although the Company's marketing personnel have significant experience in marketing new products and services in the industry, such personnel have only limited experience in marketing the Company's product. There can be no assurance that the Company's marketing and distribution strategy will be successful. In addition, the Company has signed agreements with only a limited number of distributors and dealers to date. Due to the limited experience the Company has had with each of its distributors and dealers, there can be no assurance that any of them will continue to meet their respective minimum purchase obligations or otherwise perform satisfactorily.

TECHNICAL OBSOLESCENCE

         Computer-based technology in the telecommunications industry is undergoing, and is expected to continue to undergo, rapid and significant technical advances. While the Company believes that its products have certain distinct advantages over other, currently available desktop conferencing systems, the Company expects future technology to be superior to the technology currently used in its system. Although the Eris and Video Flyer Systems have been designed to assimilate future technical advances, there can be no assurance that any such future advances or the development of new or competitive products by others will not render the Company's system less competitive or obsolete. The greater finanical as well as other resources of many of the Company's present and potential competitors may permit such competitors to respond more rapidly than the Company to changes in technology.

DEPENDENCE ON SUPPLIERS

         Currently, the Eris System is being manufactured under contract by Lucent Technologies (formerly AT&T) Customer Manufacturing Services ("Lucent"). Lucent provides substantially all parts, purchasing and materials inventory, manufactures and tests the product for the Company and also ships products to the Company's customers directly from its production facility. Although raw materials purchasing services are provided by Lucent, alternate suppliers have been identified by the Company for most components. Major components for which the Company depends on a single source include the AT&T AVP(TM) compression chip set manufactured by AT&T Microelectronics and two programmable logic cell array integrated circuits manufactured by Xilinx Corporation. If these components become unavailable to the Company, the Company would experience serious delays to redesign the Eris Systems to accommodate similar components from other vendors. The Company does not have a contract with Xilinx Corporation. Lucent purchases the circuits used in the Eris System directly from Xilinx Corporation.

         Lucent has agreed to warrant to end-users and the Company that all products are free from defects in material and workmanship for one year and also warrants to the Company that all products conform to the Company's written specifications.

         Lucent has agreed to provide the Company with an additional 690 units under the agreement, after which the Company's agreement with Lucent will terminate. Through November 1996, 510 of these units have been delivered to the Company. The Company believes that the remaining 180 units will be delivered to RSI by the end of 1996.

         On September 10, 1996 a new manufacturing agreement was finalized between the Company and Altron, Inc. for the manufacture of the Eris video conferencing unit. This manufacturer will provide substantially the same services to the Company as Lucent has provided in the past. Pursuant to its agreement with the Company, Altron warrants that all products will be free from defects in material and workmanship for fifteen (15) months from packaging slip date if Altron ships to the Company, or for twelve (12) months from the date the Company ships to the customer, whichever comes first.

         The Company regularly upgrades and enhances its software. To date, the Company has supplied upgrades to its customers free of charge, but it intends to charge customers for substantive upgrades in the future.

AVAILABILITY AND ACCEPTANCE OF ISDN

         The Company believes the growth of the desktop conferencing market is dependent on the availability and acceptance of Integrated Services Digital Network ("ISDN") telephone service. To provide ISDN service to their customers, telephone companies must replace analog switches with digital switches in their local offices. Management believes that at least 75% of all telephone circuits in the United States are capable of providing ISDN service. Internationally, approximately 84%, 80% and 58% of telephone circuits in Europe, Australia and Japan, respectively, are capable of providing ISDN service. The monthly charge for ISDN service in the United States ranges between $20 and $80 per month plus, in certain markets, per-minute charges for usage in excess of minimum levels. Although the Company believes ISDN service will become more available and less expensive in the United States, if ISDN service is not available to, or not accepted by, businesses and individuals, the Company's sales of its Eris System would be materially adversely affected.

DEPENDENCE ON CUSTOMERS

         The Company has no current dependence on a single customer.

LIMITED PROPRIETARY PROTECTION

         The Company currently relies on common law trade secrets and on patent, trademark and copyright protection for the Eris System. The Company filed a utility patent application and a design patent application for the Eris System in September and October 1994, respectively. The Company also claims and uses the trademark Eris and has taken steps to register the trademark under federal trademark statutes. The Company filed an application for its "intent to use" the mark "Eris" as a trademark in August 1994 under federal trademark statutes and intends to file its "statement of use" of that trademark once it is eligible to do so under such statutes. In October 1996 the Company also claimed and is now using the names, "Computer Free," "Video Flyer" and "Video Airline." The Company has also applied for design patents and trademark protection for the mark "Eris" in six foreign countries. The Company intends to register its copyrights.

         There can be no assurance that the Company's measures to protect its intellectual property will be successful, that it will be granted any patents, or that any patents that may be granted will be of value to the Company. In the absence of meaningful intellectual property protection, the Company may be vulnerable to competitors who could lawfully attempt to copy the Company's products. Moreover, there can be no assurance that other competitors may not independently develop the same or similar technology. Similarly, while the Company believes that it has all rights necessary to market and sell its system without infringement of intellectual property rights held by others, the Company has not conducted a formal infringement search and there can be no assurance that such conflicting rights do not exist. The Company could incur substantial legal costs in seeking enforcement of its intellectual property rights against infringement or the unauthorized use of its proprietary technology by others or in defending itself against similar claims of others. There can be no assurance that the Company will have sufficient funds to enforce or defend its intellectual property rights.

ANTI-TAKEOVER PROVISIONS

         The Board of Directors is authorized to issue up to 5,000,000 undesignated shares and to fix the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any undesignated shares that may be issued in the future. Although there is no current intention to do so, the issuance of undesignated shares could have the effect of delaying, deferring or preventing a change in control of the Company, which could deprive the Company's shareholders of opportunities to sell their shares of the Common Stock at a premium. In addition, the Company's Board of Directors is divided into three classes serving staggered three-year terms. The staggered terms of directors may limit the shareholders' ability to change control of the Company even if a change in control were in the shareholders' interest. Additionally, the Company could adopt in the future one or more additional anti-takeover measures, such as a shareholder rights plan, without first seeking shareholder approval, which measures could also make a change in control of the Company more difficult. The Company is also subject to provisions of the Minnesota Business Combination Act and the Minnesota Control Share Acquisition Act that make certain business combinations more difficult.

NO CASH DIVIDENDS

         The Company has never paid or declared any cash dividends on its Common Stock and does not intend to pay dividends on its Common Stock in the foreseeable future.

LIMITATION OF DIRECTOR LIABILITY

         The Company's Restated Articles of Incorporation and Bylaws provide for indemnification of directors to the full extent permitted by the Minnesota Business Corporation Act and, to the extent permitted by such law, eliminate or limit the personal liability of directors to the Company and its shareholders for monetary damages for certain breaches of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



                                RSI SYSTEMS, INC.

GENERAL

         RSI designs, develops and markets telecommunications products for video conferencing, collaborative computing and high-speed data transfer. The Company's first product, the ERIS(TM) Visual Communications System (the "Eris System"), consisting of a peripheral device and application software, enables personal computer users to engage in "desktop conferencing" -- the ability of two PC users to conduct a video conference and simultaneously view and work on documents such as spreadsheets, diagrams or reports ("document collaboration") and transfer computer files from one user to the other.

         In September 1996, the Company announced its new COMPUTER-FREE(TM) ROLL-AROUND 1000 system (previously developed under the name WGS2000 Workgroup Rollaround System). This roll-about system package comes complete with all the devices necessary to provide immediate high-quality ISDN-based video conferencing without the need for a personal computer. A computer can be integrated with the system, however, to provide additional functionality if desired. The Eris ROLL-AROUND 1000 includes a sturdy, locking rolling cabinet/stand; the Eris computer-free peripheral; a 20-inch Sony color TV/monitor; a Canon VCC-1 pan/tilt and zoom color camera; the US Robotic conference room speaker microphone controller; cabling; and an instruction manual. The computer-free Eris ROLL-AROUND 1000 system does not require the addition of a Macintosh or personal computer for operation. This dramatically simplifies the use of the system as well as lowering the initial equipment costs. The portability allows organizations to bring video conferencing to the point of need.

         To address the private office opportunity, the Company has extended its computer-free strategy to include the standalone credenza/desktop system called the ERIS/PROFESSIONAL 1000, which was also released in September 1996. This system is targeted at workers, managers, and executives who wish to have a simple, high-quality, competitively priced video conferencing system available for immediate access. The system connects directly to a color TV/monitor and is controlled by a simple touch-tone telephone handset. The unique ERIS computer-free software does not require the user to have any knowledge of computers or computer skills for operation. One can achieve rapid video conferencing merely by pushing a button and following the prompts on the screen. This system includes the ERIS computer-free system peripheral; software; a 9-inch Sony TV/monitor; a stand; a Sony camera; touch-tone telephone handset; cabling; and an instruction manual. A personal computer or Macintosh can be added to the system to provide additional functionality.

         Also announced in September 1996 was the third computer-free product: the ERIS/PORTABLE 1000 (previously developed under the name WGS2000 Portable Workgroup System). It extends the computer-free theme and is targeted at hotels, conference centers and larger organizations that are looking to keep control of the video conferencing components. The ERIS/PORTABLE 1000 includes the ERIS computer-free system peripheral; software; a TV/monitor; a Sony camera; microphone; handset controller; cabling; an instruction manual and a locking case. The locking case allows for the system to be preset-up, cabled and ready for use. This system can be carried or placed on a cart and rolled to a conference room or site for use. The group or organization will have access to computer-free video conferencing merely by removing the top and plugging the system into an ISDN line. A personal computer or Macintosh can be added to the system to provide additional functionality.

         In October the Company announced that it had reached agreement with Canon Sales Co., Japan, for the distribution of its Eris 1000 desktop video conferencing system throughout Japan. Canon will market the Eris system through its direct sales force and through its "0-1" stores. Canon has ordered 180 units for demonstration, and initial sales are anticipated for the third quarter of the fiscal year.

         The Company was incorporated under the laws of Minnesota on December 21, 1993. Following the establishment of a business infrastructure, which included the further development of the Eris System and implementation of marketing strategies, the first beta unit of the Company's ERIS System was produced in October 1994 and the first production unit was shipped in February 1995.

         On July 25, 1995 the Company conducted a public offering of its common stock, par value $.01 per share (the "Common Stock"). With the net proceeds from the public offering, including proceeds from the exercise of the underwriter's overallotment option (approximately $7,400,000), the Company has funded further research and development related to the enhancement of the ERIS System, has commenced development of new products and product enhancement and expanded the Company's sales and marketing activities. In September 1996, the Company completed a private placement of 1,500,000 shares of Common Stock, resulting in net proceeds to the Company of approximately $4,005,000.00.

         During fiscal 1996 and early fiscal 1997, the Company refocused its product development, marketing and distribution strategies, and is in the process of altering its manufacturing processes to allow it to leverage the feedback it has received from its customers to enable the Company to develop and distribute products more quickly and cost-effectively. The Company has also made certain changes to its management team.


                              SELLING SHAREHOLDERS

         The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus.

                                           Number of                                 Number of
                                          Shares Owned          Number of          Shares to be
                    Name                  Prior to the       Shares Offered       Owned After the
                    ----                    Offering             Hereby              Offering
                                          ------------       --------------       ---------------
Larry Serbin                                 10,000              10,000                 0
Lenore Owings & Paul Ownings                  7,000               7,000                 0
Paul Owings                                   7,000               7,000                 0
Patricia A. Kay                               3,500               3,500                 0
Dr. Robert A. Kay Profit Sharing              7,000               7,000                 0
    TR
Judy Peterson                                 3,500               3,500                 0
Donald C. Kettner Rv. Trust                   3,500               3,500                 0
Norman Purrington IRA                        10,000              10,000                 0
Norman Purrington & Joan                     10,000              10,000                 0
    Purrington
John S. Rydberg                               3,500               3,500                 0
Neal T. Jansen                               10,000              10,000                 0
Special Situations Cayman Fund,             100,000             100,000                 0
    LP
Special Situations Fund III, LP             300,000             300,000                 0
Dean Moser                                    3,500               3,500                 0
Leonard W. Gehlhar                            5,000               5,000                 0
Joyce Guinther & Marie S.                     3,500               3,500                 0
    Ackerman
Robert W. Clark Self-Declared                 7,000               7,000                 0
    Trust
James T. Peterson IRA                         5,000               5,000                 0
Jeff Dobbs                                   10,000              10,000                 0
OSL Orthopedic Surgery LTD                    3,500               3,500                 0
    Pension Plan
Barbara Hansen                                5,000               5,000                 0
Ellsworth Peterson                           10,000              10,000                 0
John Hanson                                  30,000              30,000                 0
Robert Terhaar & Harriet                      3,500               3,500                 0
    Terhaar
Gary O. Ostrand & Karin A.                    5,000               5,000                 0
    Ostrand
Aaron Boxer Revocable Trust                 200,000             200,000                 0
Michelle K. Cheng                           100,000             100,000                 0
Karin Knoll Roof                              5,000               5,000                 0
Edward H. Rudoy Rev. Trust                   10,000              10,000                 0
Robert W. Jonson                              2,000               2,000                 0
Balakrishna Mundodi                          10,000              10,000                 0
    Vijaya Mundodi
Robert James                                 10,000              10,000                 0
John R. Albers                              100,000             100,000                 0
David Leo Boehnen Charitable                  5,000               5,000                 0
    Trust
Boehnen Associates I Ltd.                    20,000              20,000                 0
    Partnership
Mark J. Lies Trust(1)                         1,000               1,000                 0
Byron G. Shaffer(2)                          30,000              30,000                 0
Patrick D. Wenning                            5,000               5,000                 0
Lee Wesley                                   14,000              14,000                 0
John Holm IRA                                 8,000               8,000                 0
John Holm                                     2,000               2,000                 0
Jeffrey D. Rahm & Susan Rahm                  2,500               2,500                 0
Rollin C. Vickers                             5,000               5,000                 0
Jon Nelson                                    2,000               2,000                 0
David E. Riviere                              2,500               2,500                 0
Richard C. Perkins                           10,000              10,000                 0
Robert G. Allison                            10,000              10,000                 0
First Protection Corp.                        5,000               5,000                 0
Elaine Millard                                7,000               7,000                 0
Kenneth R. Parker                            20,000              20,000                 0
Richard F. Craven(3)                         17,500              17,500                 0
Delores Merkley                               3,000               3,000                 0
Steven G. Loe SEP/IRA                        30,000              30,000                 0
Erika Arneson IRA                             5,000               5,000                 0
Lawrence Schrader                             7,000               7,000                 0
Everett Jensen Rev Trust                      5,500               5,500                 0
Industricorp & Co. Inc.                      50,000              50,000                 0
    FBO T.C. Carpenters
Ellis Family Limited                         20,000              20,000                 0
    Partnership
Kenneth B. Heithoff                          15,000              15,000                 0
Pyramid Partners, LP                        100,000             100,000                 0
Piper Jaffray as Custodian                   15,000              15,000                 0
    FBO Harold Roitenberg IRA
Quest Venture Partners                       30,000              30,000                 0
John F. Rooney                               10,000              10,000                 0
Piper Jaffray as Custodian                   10,000              10,000                 0
    FBO Kenneth A. Macke IRA
Daniel S. Perkins &                          10,000              10,000                 0
    Patrice M. Perkins
David R. Weir                                10,000              10,000                 0
Dave M. Westrum                              10,000              10,000                 0
                                          ---------           ---------
                                          1,500,000           1,500,000


---------------------------
(1)      Mr. Lies is the father of Donald C. Lies, President and CEO of the
         Company.

(2)      Mr. Shaffer is a director of the Company.

(3)      Mr. Craven is a director of the Company.



                              PLAN OF DISTRIBUTION

         The Shares will be offered and sold by the Selling Shareholders for their own accounts. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares, including a certain amount of legal and accounting fees.

         The Selling Shareholders may offer and sell the Shares from time to time in transactions on the over-the-counter market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. Sales may be made to or through brokers or dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Shares for whom such brokers or dealers may act as agent or to whom they may sell as principal, or both. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Shareholders.

         The Selling Shareholders and any brokers or dealers acting in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.


                                     EXPERTS

         The consolidated financial statements contained in the Company's Annual Report on Form 10-KSB incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their report with respect thereto, and incorporated herein by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.


                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Popham, Haik, Schnobrich & Kaufman, Ltd., 222 South Ninth Street, Minneapolis, Minnesota 55402.

         No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer of sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                              --------------------

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

AVAILABLE INFORMATION.....................................................  2
INCORPORATION OF CERTAIN DOCUMENTS BY
         REFERENCE........................................................  2
RISK FACTORS..............................................................  3
RSI SYSTEMS, INC.......................................................... 10
SELLING SHAREHOLDERS...................................................... 12
PLAN OF DISTRIBUTION...................................................... 13
EXPERTS  ................................................................. 14
LEGAL MATTERS............................................................. 14





                                1,500,000 Shares




                                RSI SYSTEMS, INC.




                                  Common Stock







                                 --------------

                                   PROSPECTUS

                                 --------------





                                 ________, 1996




                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee                  $   905
         Accounting Fees and Expenses            2,500
         Legal Fees and Expenses                 5,000
         Miscellaneous                           2,000
                                               -------
           Total                               $10,405

         All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Restated Articles of Incorporation and Bylaws of RSI provides that RSI shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

         RSI also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

ITEM 16. LIST OF EXHIBITS

         5 Opinion of Popham, Haik, Schnobrich & Kaufman, Ltd. regarding legality.

         23.1     Consent of KPMG Peat Marwick LLP.

         23.2 Consent of Popham, Haik, Schnobrich & Kaufman, Ltd. (included in Exhibit 5 to this Registration Statement).

         24       Power of Attorney.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising Under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 20, 1996.

                              RSI SYSTEMS, INC.


                              By /s/ Donald C. Lies
                                 -----------------------------------------------
                                 Donald C. Lies
                                 Chief Executive Officer, President and Director



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


By /s/ Donald C. Lies
   ----------------------------------------------      Dated: December 20, 1996
   Donald C. Lies
   Chief Executive Officer, President and Director
   (principal executive officer) (principal financial officer)
   (principal accounting officer)


By /s/ Richard J. Braun
   ---------------------------------------------
   Richard J. Braun                                    Dated: December 20, 1996
   Chairman of the Board


By  *
   ---------------------------------------------
   Dennis A. Leese                                     Dated: December 20, 1996
   Director



By  *
   ---------------------------------------------
   William J. Brummond                                 Dated: December 20, 1996
   Director

By  *
   ---------------------------------------------
   Richard F. Craven                                   Dated: December 20, 1996
   Director



By  *
   ---------------------------------------------
   Byron G. Shaffer                                    Dated: December 20, 1996
   Director


By  *
   ---------------------------------------------
   David W. Stassen                                    Dated: December 20, 1996
   Director


By /s/ Donald C. Lies
   ---------------------------------------------
   Donald C. Lies                                      Dated: December 20, 1996
   As Attorney-in-Fact




                                  EXHIBIT INDEX


Exhibit No.       Description                                              Page
-----------       -----------                                              ----

    5             Opinion of Popham, Haik, Schnobrich & Kaufman, Ltd.
                  regarding legality..........................................

    23.1          Consent of KPMG Peat Marwick LLP............................

    24            Power of Attorney...........................................